NEWS RELEASE

For Immediate Release                      Contact: Larry W. Sayre
November 25, 2003                                   Vice President-Finance & CFO
                                                    (620) 663-5551
                                                    larry.sayre@collinsind.com

Collins Reports Fourth Quarter and Fiscal Year Results and Improved Sales Backlog

Hutchinson,  Kansas,  November  25,  2003  ...........Collins  Industries,  Inc.
(Nasdaq: "COLL") today reported its operating results for its fourth quarter and fiscal  year 2003 which  ended  October  31. Net  income  decreased  17% for the quarter ended October 31, 2003 to $1,019,846 ($.15 per share - diluted) compared to  $1,232,593  ($.18 per share - diluted) in the same  period  last year.  This decrease  was  principally  due to lower  profit  contributions  from  ambulance products.

Sales for the  quarter  ended  October  31,  2003  decreased  1% to  $57,650,292 compared to $58,169,663  for the same period in fiscal 2002. This sales decrease principally resulted from lower sales of ambulance products in the quarter.

Sales  increased 2% to  $204,647,364  in fiscal 2003 compared to $200,839,393 in fiscal 2001.  Net income for fiscal 2003  decreased 10% to $1,574,953  ($.23 per share - diluted)  compared to  $1,747,833  ($.26 per share - diluted) for fiscal
2002.  Sales for the year ended  October 31,  2003  increased  principally  as a result of stronger terminal  truck/road  construction  product sales. Net income for  fiscal  2003  was  lower  principally  due  to a  decrease  in  the  profit contribution from ambulance products.  This decrease was partially offset by the favorable impact of higher profit contributions from bus products.

The Company's  sales backlog at October 31, 2003  increased by 11% over the same period last year to $46.7 million compared to $42.2 million at October 31, 2002.

Donald Lynn Collins,  President and CEO said,  "fiscal year 2003 was certainly a challenging  one as we posted a slight loss in the first  quarter and only small earnings in the second  quarter.  In the last half of the fiscal year, we posted respective  net  earnings  of $.09 and $.15 per share in our  third  and  fourth fiscal quarter".

                               ****** More ******

He continued,  "the economy and governmental budget constraints will continue to challenge  us in 2004.  We have  dedicated a great deal of  financial  and human resources in recent years to improve the quality of our products and to automate many  manufacturing  processes.  As a result,  we believe we are  positioned  to improve our future operating  results when product demand cycles and the current economic conditions improve."

Collins  Industries,  Inc. is a leading  manufacturer  of ambulances  (including medical attack  vehicles,  rescue vehicles and fire emergency  vehicles),  North
America's  largest  producer of Type "A" small school buses, the nation's second largest  manufacturer of terminal  trucks and a leader in the road  construction
and  industrial   sweeper  markets.   Since  1971,  the  Company  has  grown  to
approximately  900 employees in six plants  comprising over one million combined square feet of manufacturing  space.  The Company sells its products  throughout the United States and abroad.

This press release  contains  historical and  forward-looking  information.  The forward-looking  statements  are made pursuant to the safe harbor  provisions of the Private  Securities  Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions  could be inaccurate,  and therefore,  actual results may differ materially from those projected in the forward-looking  statements due to certain risks and uncertainties, including, but not limited to, changes in funds budgeted  by  Federal,  state and local  governments,  changes  in  competition, various inventory risks due to changes in market conditions,  changes in product demand,  substantial  dependence  on third  parties  for  product  quality,  the availability  of key  raw  materials,  components  and  chassis,  interest  rate fluctuations,  adequate direct labor pools, development of new products, changes in tax and other governmental  rules and regulations  applicable to the Company, reliability and timely fulfillment of orders and other risks as indicated in the
Company's  filings  with the  Securities  and Exchange  Commission.  The Company
undertakes   no   obligation   to  publicly   release  any   revisions   to  any
forward-looking  statements  contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of  unanticipated events.

                                   ##########

Collins Industries, Inc.

Financial Summary
(In thousands of dollars, except share and per share amounts)

                                      Three Months Ended       Year Ended
                                         October 31,           October 31,
                                      ------------------   -------------------

                                        2003      2002       2003       2002
                                        ----      ----       ----       ----
                                          (Unaudited)

Sales                                 $57,650    $58,170   $204,647   $200,839
                                      --------  --------   --------   --------

Income before income taxes             $1,630     $2,023     $2,535     $2,858

Income tax expense                       $610       $790       $960     $1,110
                                      --------  --------   --------   --------

Net income                             $1,020     $1,233     $1,575     $1,748
                                      --------  --------   --------   --------

Earnings per share:

        Basic                           $0.15      $0.18      $0.24      $0.26
                                      --------  --------   --------   --------

        Diluted                         $0.15      $0.18      $0.23      $0.26
                                      --------  --------   --------   --------

Weighted average outstanding common
  and common equivalent shares:

        Basic                       6,715,468  6,733,383  6,663,471  6,681,140
                                    ---------- ---------- ---------- ----------

        Diluted                     6,931,819  6,849,494  6,855,955  6,854,222
                                    ---------- ---------- ---------- ----------